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                                                                   EXHIBIT 10.15

                                                                   CONFIDENTIAL


                           AUCTION SERVICES AGREEMENT

This agreement ("Agreement") is entered into as of August 23, 1999 ("Effective Date"), by and between Excite, Inc., a wholly owned subsidiary of At Home Corporation, a Delaware corporation located at 555 Broadway, Redwood City, CA 94063 ("Excite") and FairMarket, Inc., a Delaware corporation located at 400 Unicorn Park Drive, Woburn, Massachusetts 01801, CA 94063 ("FairMarket" or "Auction Services Provider").

                                    RECITALS

A. Excite maintains sites on the Internet at http://www.excite.com (the "Excite Site"), at http://www.classifieds2000.com (the "Classifieds2000 Site") and at http://www.webcrawler.com (the "Webcrawler Site"), and owns and/or manages related Web sites worldwide which, among other things, allow its users to search for and access content and other sites on the Internet. "Excite Network" shall mean the following narrowband web sites owned and/or operated by Excite (including any narrowband versions or upgrades thereof): Excite Site, Webcrawler Site and Classifieds2000 Site, but shall not include Excite's business portal located at www.work.com (including any versions, upgrades, successors or replacements thereof) or any broadband site.

B. Auction Services Provider owns and operates a back-end auction service ("FairMarket Auction Service(s)"), which it provides to third party internet sites. FairMarket also owns or manages a related site on the internet at http://www.fairmarket.com ("FairMarket Site" or "Auction Services Provider Site"). "FairMarket Network" shall mean the network of sites of FairMarket customers for whom FairMarket hosts private label auction services similar to the private label auction services as defined herein.

C. Excite and Auction Services Provider wish to develop a co-branded version of the FairMarket Auction Services, which will be developed and maintained by Auction Services Provider on an integrated basis with the Excite Network ("Co-Branded Site").

1.       CO-BRANDED SERVICE

       a) FairMarket will develop, host, and maintain, at its expense, the Co-Branded Site in accordance with the specifications defined in Exhibit A.

       b) FairMarket will be responsible for all system operation software costs, hardware costs and operation costs incurred in connection with the development and operation of the Co-Branded Site. The Co-Branded Site shall utilize the functional specifications described in FairMarket's "Community AuctionPlace Features, version 4.0 ", which is attached hereto as Exhibit E, and as may be changed from time to time. The Co-Branded Site shall be developed and maintained at no additional charge to Excite.

       c) FairMarket and Excite will work together to develop and launch the Co-Branded Site in accordance with the development schedule detailed in Exhibit B.

       d) Excite will display links to the Co-Branded Site in a variety of locations across the Excite Network. At a minimum, Excite will provide links from the Excite.com homepage and the toolbar of the Excite Classifieds service. If for any reason Excite determines that such links are no longer in its best interests, Excite may remove the links so long as Excite provides links to the Co-Branded Site, from the Excite Network or from other site(s) controlled by Excite, which afford the Co-Branded Service a level of promotion similar to or greater than that provided by the original links. In addition, Excite may display links from home pages, links from shopping pages, inclusion in emails, links from search results pages, links from category pages, and links from other contextually relevant pages within the Excite Network to relevant areas within the Co-Branded Site. Excite will have sole discretion and control over the placement and positioning of such links.


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                                                                    CONFIDENTIAL

       e) Excite will have sole control over the "look and feel" of the Excite Network. Excite will have sole responsibility for providing and maintaining, at its expense, the Excite Network and any hardware or labor or software (including updates thereto) reasonably necessary to maintain the Excite Network as described herein.

2.       ADVERTISING ON THE CO-BRANDED SITE

       a) Excite will sell and serve (when available) all advertising on the Co-Branded Site, including, but not limited to banner advertising and Excite sponsorship module advertising. Excite will have the right to sell and serve such advertising on all pages within the Co-Branded Site. FairMarket will work with Excite, and accommodate Excite's technical requirements, to serve dynamic targeted banners and sponsorship placements, and create and target additional advertising positions within the Co-Branded Site.

       b) Excite will pay FairMarket, on a quarterly basis, twenty per cent (20%) of "Net Advertising Revenue" (gross advertising revenue less sales costs not to exceed fifteen per cent (15%)) collected from such advertising.

       c) Excite will not sell advertising on the Co-Branded Site to FairMarket Named Competitors. "FairMarket Named Competitors" shall include eBay and Amazon Auctions. FairMarket may add to or replace company names on the list of FairMarket Named Competitors under the following conditions: (i) Excite must approve any such change, such approval not to be unreasonably withheld, (ii) the total number of FairMarket Named Competitors does not exceed five companies, (iii) the list may not be changed more than once per calendar quarter and (iv) no company may be added to the list with which Excite has a material existing advertising relationship at the time of such intended addition.

       d) As soon as reasonably possible, FairMarket will work with Excite to enable the promotion of Excite's preferred financial services provider on the Co-Branded Site. To the extent that the Co-Branded Site offers buyer registration forms and/or credit card processing service(s), such services will present Excite's preferred financial services provider as the default credit card provider, and in any event more prominently than it presents the names or logos of any competing companies including, but not limited to, credit card companies.

3.       TRANSACTION REVENUE

       a) "Seller(s)" shall mean a user who lists product(s) or service(s) for sale on the FairMarket Network.

       b) "Buyer(s)" shall mean a user who successfully bids for product(s) or service(s) on the FairMarket Network.

       c) "Transaction Fees" shall mean any fee charged to Sellers or Buyers that become payable upon the consummation of a sale of a product or service through the FairMarket Network.

       d) "Listing Fees" shall mean any fee charged to a Seller for placing any listing of products or services on the Co-Branded Site.

       e) "Gross Transaction Revenue" shall mean one hundred per cent (100%) of Listing Fees charged to Sellers on the Co-Branded Site, plus fifty per cent (50%) of all Transaction Fees (using the Co-Branded Site's then-current transaction fee schedule) resulting from transactions in which the Buyer used the Co-Branded Site (regardless of whether the Seller uses the Co-Branded Site or another site within the FairMarket Network), plus fifty per cent (50%) of all Transaction Fees resulting from transactions in which a Seller used the Co-Branded Site (regardless of whether the Buyer uses the Co-Branded Site or another site within the FairMarket Network).


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                                                                    CONFIDENTIAL

       f) "Net Transaction Revenue" shall mean actual Gross Transaction Revenue less returns or similar credits and credit card and other processing costs (collectively not to exceed 2.5% of Gross Transaction Revenue).

       g) "Shared Transaction Revenue" shall mean fifty five per cent (55%) of Net Transaction Revenue.

       h) FairMarket shall determine the amount, if any, of Transaction Fees and Listing Fees for the Co-Branded Site. FairMarket will take into consideration current industry pricing and the competitive environment when setting pricing, and will establish pricing comparable to that charged by leading independent auction sites and other leading portals. Unless expressly requested or authorized by Excite, under no circumstances will the Transaction Fees or Listing Fees on the Co-Branded Site be higher in aggregate than those on any of FairMarket's other similar co-branded auction services. Unless expressly requested and authorized by Excite, under no circumstances after the initial launch period (not to exceed three (3) months following the Effective Date) will the Transaction Fees or Listing Fees on the Co-Branded Site be zero.

       i) Subject to the minimum revenue guarantee described in Section 3.j. below, FairMarket will pay Excite, on a quarterly basis, the Shared Transaction Revenue within thirty (30) days following the end of each quarter.

       j) For contract years in which total Excite-initiated "User Visits" (the number of sessions in the Co-Branded Site that were initiated via links or banners on the Excite Network, as well as visits initiated directly via a URL) exceeds the "Minimum Guaranteed Visit" numbers below, FairMarket will pay Excite the greater of:
              (i) Shared Transaction Revenue or (ii) the Minimum Revenue Guarantee (defined below).

  Contract Year        Minimum Revenue Guarantee     Minimum Guaranteed Visits
     Year 1                   $0.8 Million              27 Million Visits

     Year 2                   $2.1 Million              42 Million Visits

     Year 3                   $4.6 Million              55 Million Visits

     Year 4                   $7.0 Million              75 Million Visits

     Year 5                   $8.4 Million              90 Million Visits

       k) FairMarket agrees to remit to Excite any balance due on the Minimum Revenue Guarantee no later than 90 days following the end of each contract year. Minimum Guarantees are viewed on a contract year annual basis and not on a cumulative basis; for example, any Minimum Revenue Guarantee that FairMarket paid to Excite in a given year would never be paid back by Excite in future years, even if FairMarket exceeded minimum payments in future years.

4.       ADVERTISING ON THE EXCITE NETWORK

       a) For a two-year period beginning on the Effective Date, Excite will provide FairMarket with advertising services as defined in Exhibit D and subject to the standard Terms and Conditions as described therein.

       b) In exchange for advertising services described in 4.a), FairMarket will pay Excite $2.5 million per quarter, for a total of $20 million over eight quarters. Excite will invoice FairMarket for actual advertising services delivered at the end of each calendar quarter. The parties expect that the delivery of such advertising and resulting Excite recognition of accrual of advertising revenue will begin at approximately the same time as the launch of the Co-Branded Site,




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                                                                    CONFIDENTIAL

              which is expected to be early in Q4 1999. All such fees will be due within thirty days of invoice.

       c) The parties expect that changes to the agreed-upon advertising placements may be desirable at various points during the two-year term of this advertising commitment. In the event that one or more of the defined placements or services does not perform to FairMarket's satisfaction or is no longer available on the Excite Network, the parties will work together in good faith to replace the insertion order describing such placement or service with an insertion order describing a new placement or service of similar value. FairMarket will be not be charged any penalty fees for such changes. The parties will not make such changes more than once per calendar quarter.

       d) All banner, sponsorship and/or other promotional advertising will refer to "Excite Auctions" and will be directed to click through to the Co-Branded Site.

       e) FairMarket will develop at its expense the creative to be used in banner and sponsorship placement advertising. All such creative will be utilized subject to Excite's approval, such approval not to be unreasonably withheld.

5.       PREFERRED PARTNER PROMOTION

       a) During the Term (as defined in Section 6(a)), subject to the exclusions listed in Section 5.b), 5.c) and 5.d) below, Excite will not form a relationship with any third party company, other than FairMarket, to provide private label or co-branded services of the following types for the Excite Network sites: (i) person-to-person Auction Services, (ii) merchant-to-person Auction Services, or (iii) Classified Advertising Services for the Auction-related Classified Categories.

       b) Excite retains the option to enter into one or more relationships with third parties to provide the following services, which may be co-branded or private label auction services: (i) reverse auctions, (ii) Auction Services involving rare and authenticated goods and (iii) merchant-to-person and person-to-person auction services for its broadband service(s). In such cases, Excite will discuss its functionality needs with FairMarket to determine if comparable functionality will be available from FairMarket within the time frame required by Excite. If FairMarket develops comparable functionality within such time frame, Excite will consider the FairMarket offering, but is free to select either FairMarket or a third party, although Excite agrees to view FairMarket as the "incumbent" in such circumstances.

       c) In the event that Excite wishes to offer its users co-branded person-to-person or co-branded merchant-to-person auction services or functionality, which are not provided by the Co-Branded Site, Excite will notify FairMarket of its intention to provide such services. If FairMarket is unable to provide such services within ninety (90) days, Excite may, in its sole discretion, form one or more relationships with any third parties for the provision of such services.

       d) The parties acknowledge that Excite has and will form relationships with third parties for the provision of private label or co-branded services not primarily focused on person-to-person or merchant-to-consumer auctions. In some cases, such private label or co-branded service(s) may include a person-to-person or merchant-to-consumer auction component related to the specific service or category offered. Such relationships are not focused on person-to-person or merchant-to-person auctions and therefore will be excluded from the restriction described in
              Section 5.a.

       e) FairMarket shall promote Excite's participation as a partner in its private label program in ongoing press materials, and in marketing collateral related to such program; provided that all uses of Excite Marks in marketing and promotional materials shall require the prior review and approval of Excite.


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       f)     FairMarket will not develop or promote a proprietary Auction
              Services or Classified Advertising Services destination site, including any site under the FairMarket, or any other name, at any time during the Term. All links on the FairMarket site referencing a live auction or classifieds service shall link to the Co-Branded Site or other FairMarket third-party partner site. Following the first anniversary of the Effective Date, FairMarket shall have the option to develop and promote a proprietary Auction Services or Classified Advertising Services destination site if the total visits to the Co-Branded Site falls below 3 million visits in any 3-month period.

       g) Excite will promote the Co-Branded Site to the merchant customers of its retail shopping service. FairMarket will use its best efforts to relate its auction and classifieds category hierarchy, per Excite's direction, to the category hierarchy presented in Excite's retail shopping service, to enable Excite's merchant customers to distribute product listings through both services via a single or parallel data feed.

       h) FairMarket, at its sole discretion, may refer its merchant customers seeking a retail shopping distribution partnership to the Excite Shopping Service ("ESS"). FairMarket will not promote ESS to its merchant customers any less that it promotes any similar third party online retail shopping service with comparable revenue-sharing arrangements.

       i) Excite shall promote Excite's participation as a partner in the FairMarket Network in ongoing press materials for the Excite Auctions service, and in printed marketing collateral for the Excite Auctions service; provided that all uses of FairMarket Marks in marketing and promotional materials shall require the prior review and approval of FairMarket.

6.       TERM

       a) The Term of the Agreement shall begin on the Effective Date and will continue for five (5) years.

       b) Following the initial term, the Agreement will automatically renew for twelve (12) month terms until cancelled in writing by either party at least thirty (30) days prior to the end of the then-current term. In renewal terms, neither the traffic guarantees by Excite or revenue guarantees from FairMarket shall apply. All other financial arrangements will carry forward unless the parties agree otherwise prior to any renewal.

7.       TERMINATION

       a) Either party may terminate this Agreement if the other party breaches any material obligation hereunder and such breach remains uncured for thirty (30) days following the receipt of written notice to the breaching party of the breach and the notifying party's intention to terminate.

       b) Notwithstanding the provisions set forth in 7.a) above, Excite shall have the following termination rights:

              i. In the event of three or more unplanned outages (each for a period of fifteen (15) minutes or longer and each in a separate 24-hour period) of the Co-Branded Site in any thirty (30) day period, or in the event of one or more major unplanned outage (for a period of five (5) hours or longer) of the Co-Branded Site in any thirty (30) day period, Excite may immediately terminate the Agreement without notice and without a cure period.

              ii. If the quality of the Co-Branded Site and FairMarket Auction Services are not at least comparable to any other auction service on the Internet, based on ranking by a cross-section of third party reviewers (to be recommended by Excite and approved by


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                                                                    CONFIDENTIAL

                     FairMarket, such approval not to be unreasonably withheld) in terms of features and functionality including user interface, product services, accessibility and reliability (the "Default Standard"), Excite shall notify FairMarket in writing, and FairMarket shall use its best efforts to bring the Co-Branded Site and FairMarket Auction Services to the Default Standard. If Excite determines that FairMarket has not met the Default Standard within sixty (60) days following such notification, Excite will no longer be bound to the placement requirements outlined in Section 1.d. or the relationship restrictions defined in Section 5.a.

              iii. In the event that any undisputed Auction Services Provider payment to Excite remains unpaid after it is due, Excite shall notify Auction Services Provider of such delinquency and Excite's intention to terminate, and Auction Services Provider shall have five (5) business days to cure, after which, if any portion remains unpaid, Excite may immediately terminate this Agreement without further notice and without a cure period.

              iv. During the term of the Agreement, in the event that an Excite Named Competitor acquires FairMarket, or merges with FairMarket or acquires control of all or substantially all of FairMarket's assets, Excite may terminate the Agreement by providing ninety (90) days written notice within ninety
                     (90) days of Excite's notification of such merger or acquisition. Should Excite choose not to terminate the Agreement during this period, FairMarket will continue to provide Excite with a level of service, which is, at a minimum, consistent with that level of service provided to Excite up to the point of such merger or acquisition.

       c) Upon termination of this Agreement, Excite and the Excite Network shall immediately discontinue all use of the Co-Branded Site and return to Auction Services Provider, or destroy, all intellectual property belonging to Auction Services Provider.

       d) All payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty
              (30) days of such termination or expiration.

       e) The provisions of Section 11 (Confidentiality), Section 12 (Warranty and Indemnity), Section 13 (Limitation of Liability) and
              Section 14 (Dispute Resolution) shall survive any termination or expiration of the Agreement.

8.       USAGE REPORTS AND USER DATA

       a) In addition to the usage reports made available to Excite via the Administrative Module (as defined in Exhibit A), FairMarket will provide weekly and monthly usage reports as detailed in Exhibit C ("Usage Reports").

       b) For the purpose of this Agreement, "User Data" shall mean all information submitted by a user of the Co-Branded Site ("User") to either party to this Agreement. "Individually Identifiable User Data" shall mean data which can be reasonably used to identify a specific individual such as their name, address, phone number, etc.

       c) Both parties acknowledge that any individual user of the Internet could be a customer of Excite, Inc. and/or Auction Services Provider through activities unrelated to this Agreement. Both parties further acknowledge that any User Data gathered independent of this Agreement, even for Users that utilize both party's services, shall not be covered by this Agreement.

       d) Excite shall retain all rights to any User Data obtained through this Agreement. Excite will have full access to all User Data via the Administrative Module (as defined in Exhibit A). Upon expiration or termination of the Agreement, FairMarket will provide to Excite any User Data not available to Excite at the time of such termination or expiration; such User Data will be provided in an electronic format to be agreed upon by the parties and will be provided to Excite within thirty (30) days following such termination or expiration.


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                                                                    CONFIDENTIAL

       e) During the Term, Excite hereby grants FairMarket a limited license to aggregate and use the User Data only as follows. In the case of User submitted listings, Excite grants FairMarket the right to aggregate and distribute such listings across the FairMarket Network. Excite agrees that FairMarket shall be able to utilize aggregate information for the purposes of improving the Co-Branded Site. FairMarket may utilize, at its sole discretion, aggregated data from the Co-Branded Site when aggregated with data from FairMarket's other customers.

       f) Both parties agree that they will not sell, disclose, transfer, or rent the Individually Identifiable User Data to any third party, nor will either party use said Individually Identifiable User Data on behalf of any third party, without the express permission of the User. In such cases where User permission for dissemination of Individually Identifiable User Data has been obtained, Auction Services Provider shall use all reasonable efforts to include and enforce within such dissemination contracts or agreements a requirement for the inclusion of an unsubscribe feature in all email communications generated by, or on behalf of, third party users of said Individually Identifiable User Data.

9.       SERVICE OWNERSHIP AND LICENSE

         Auction Services Provider will retain all right, title and interest in and to its service worldwide (including, but not limited to, ownership of all copyrights and other intellectual property rights therein). During the term of this Agreement, and subject to the terms and conditions of this Agreement, Auction Services Provider hereby grants to Excite a royalty-free, non-exclusive, worldwide license to use, distribute, transmit and publicly display the Co-Branded Site in accordance with this Agreement and to sub-license the Co-Branded Site to Excite's wholly-owned subsidiaries or joint ventures in which Excite participates for the sole purpose of using, distributing, transmitting and publicly displaying the Co-Branded Site in accordance with this Agreement.

10.      TRADEMARK OWNERSHIP AND LICENSE

         a) Auction Services Provider will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Excite hereunder.

         b) Excite will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Auction Services Provider hereunder.

         c) Each party ("Licensor") hereby grants to the other a non-exclusive, limited license to use Licensor's trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with Licensor's reasonable policies regarding advertising and trademark usage, as shall be established or changed from time to time, in each party's sole discretion.

         d) Upon the expiration or termination of this Agreement, each party will cease using the trademarks, service marks and/or trade names of the other except:

                  i.       As the parties may agree in writing; or

                  ii.      To the extent permitted by applicable law.

11.      CONFIDENTIALITY

         a) For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked


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                                                                    CONFIDENTIAL

                  or designated by such party as "confidential" or "proprietary"; or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

         b) Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently.

         c) Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and
                  (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

         d) Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

         e) The terms and conditions of this Agreement will be deemed to be the Confidential Information of each party and will not be disclosed without the written consent of the other party.

12.      WARRANTY AND INDEMNITY

         a) Each of FairMarket and Excite warrants that it owns, or has obtained all necessary rights to distribute and make available as specified in this Agreement, any and all information, service or content provided to the other party or made available to third parties in connection with this Agreement, including without limitation in the case of FairMarket, the FairMarket Auction Service(s).

         b) Auction Services Provider warrants that the Co-Branded Site will comply with the description and technical specifications as contemplated by this Agreement and all Exhibits. FairMarket represents and warrants that the Co-Branded Site, the FairMarket Auction Services and or any other software or content supplied by FairMarket hereunder is designed to be used prior to, during and after the calendar year 2000 A.D., and that the software will operate during each such time period without error relating to date data.

         c) Each of FairMarket and Excite will indemnify, defend and hold harmless the other party, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, reasonable attorneys fees) arising from:

                  i) The breach of any warranty, representation or covenant by FairMarket or Excite, as applicable, in this Agreement; or

                  ii) Any claim that the Co-Branded Site or any all information, service or content provided to Excite or FairMarket, as applicable or made available to third parties by FairMarket or Excite, as applicable, in connection with this Agreement infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content.


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                                                                    CONFIDENTIAL

                  A party seeking indemnification hereunder will promptly notify the other party of any and all such claims and will reasonably cooperate with such other party in the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts the indemnified party in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require the indemnified party's written consent (not to be unreasonably withheld or delayed) and the indemnified party may, at its sole cost and expense, have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

         d) EXCEPT AS SPECIFIED IN THIS AGREEMENT, INCLUDING ALL EXHIBITS, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

13.      LIMITATION OF LIABILITY

EXCEPT UNDER SECTION 11.c), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF A PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS ACTUALLY PAID BY THE OTHER PARTY TO SUCH PARTY HEREUNDER.

14. DISPUTE RESOLUTION

         a) The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. For the purposes of this section only, the parties consent to venue in either the state courts of the county in which Excite has its principal place of business or the United States District Court for the Northern District of California.

         b) In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator for hearing in the county in which Excite has its principal place of business.

         c) In the event that disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes. The arbitration will be held in the county in which Excite has its principal place of business.

15.      GENERAL

         a) Assignment. Neither party may assign this Agreement, in whole or in part, without the other party's written consent (which will not be unreasonably withheld), except that no such consent


                          Excite - FairMarket Agreement

                                                                    CONFIDENTIAL

                  will be required in connection with a merger, reorganization or sale of all, or substantially all, of such party's capital stock or assets. Any attempt to assign this Agreement other than as permitted above will be null and void.

         b) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of FairMarket.

         c) Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth below or such other address as that party may specify in writing pursuant to this Section.

         d) No Agency. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

         e) Force Majeure. Any delay in or failure of performance by either party under this Agreement caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions will not be considered a breach of this Agreement and such performance will be excused for the number of days such occurrence reasonably prevents performance, but in no case will such excuse extend beyond six (6) months.

         f) Severability. In the event that any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

         g) Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

                      Excite, Inc.                   FairMarket, Inc.

                      By: /s/ David Pine             By: /s/ Scott Randall

                      Name: David Pine               Name: Scott Randall

                      Title: General Counsel and     Title: CEO
                               Secretary
                      Date:  8/23/99                 Date: 8/23/99



                          Excite - FairMarket Agreement
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